NEWS RELEASE

GALEN HOLDINGS PLC

Annual General Meeting Statement

Craigavon, Northern Ireland, UK/Rockaway, New Jersey, US, 17 February 2004 - Galen Holdings PLC ("Galen") (LSE: GAL.L, Nasdaq: GALN), announces that at its Annual General Meeting held today, all resolutions set out in the Company's notice to shareholders were duly passed.

In addition, the Company announced that it has today redeemed all of the outstanding Warner Chilcott senior notes, in the aggregate amount of $45,475,000 at 106.3125%. The total amount paid out to redeem the notes amounts to $48,345,609.

John King, Chairman, made the following comments:

"I would like to take the opportunity today to thank the shareholders for their continued support of Galen. Last week we reported an excellent set of results for our first quarter and the redemption of these high-coupon notes today adds further strength to the business. We look forward to the rest of 2004 with confidence."

Note: Pursuant to paragraphs 9.31 and 9.32 of the Listing Rules, The Company confirms that two copies of the Ordinary Resolutions passed as Special Business at the Annual General Meeting have been submitted to the UK Listing Authority.

The documents will shortly be available for inspection at the UK Listing Authority's Document Viewing Facility, which is situated at:

Financial Services Authority

25 The North Colonnade

Canary Wharf

London E14 5HS

Tel. No. (0)20 7066 1000

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Contacts:

Galen Holdings PLC

David Kelly, Sr. Vice President, Finance and Planning Tel: 44 (0) 28 3833 4974 ext. 3634

Financial enquiries:

Financial Dynamics

Francetta Carr Tel: 44 (0)20 7831 3113

For further information on Galen, please visit www galenplc com

Note:

Forward looking statements in this report, including, without limitation, statements relating to Galen's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Galen to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: Galen's ability to manage its growth, government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, customer acceptance of new products, competitive factors in the industries in which Galen operates, the loss of key senior management or scientific staff, exchange rate fluctuations, general economic and business conditions, and other factors described in filings of Galen with the SEC. Galen undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.